EXHIBIT 24

POWER OF ATTORNEY

Each director and/or officer of Dominion Homes, Inc. (the “Corporation”) whose signature appears below hereby appoints Douglas G. Borror and William G. Cornely as the undersigned’s attorneys, or either of them individually as the undersigned’s attorney, to sign, in the undersigned’s name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2007, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby also appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or the undersigned’s substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands this 7th day of March, 2008.

Signature	Title

/s/ Douglas G. Borror Douglas G. Borror	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ William G. Cornely William G. Cornely	Executive Vice President—Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ David S. Borror David S. Borror	Vice Chairman

/s/ David P. Blom David P. Blom	Director

/s/ R. Andrew Johnson R. Andrew Johnson	Director

/s/ Robert R. McMaster Robert R. McMaster	Director

/s/ Betty Montgomery Betty Montgomery	Director

/s/ Carl A. Nelson, Jr. Carl A. Nelson, Jr.	Director

/s/ Zuheir Sofia Zuheir Sofia	Director